EXHIBIT 99.1

Transcend Services, Inc.

Press Release Dated October 16, 2003

Announcing the unaudited consolidated operating results of Transcend Services, Inc. for the three and nine months ended September 30, 2003 and its unaudited consolidated financial condition as of September 30, 2003

(five pages follow)

FOR IMMEDIATE RELEASE

Contact:	Larry Gerdes, President & CEO
404-364-8000
larry.gerdes@trcr.com

October 16, 2003

(BW) (TRANSCEND SERVICES, INC.)(TRCR)

TRANSCEND REPORTS REVENUE INCREASE OF 26% IN THIRD QUARTER 2003

AND FOURTH CONSECUTIVE QUARTERLY PROFIT

New Account Sales Continue to Drive Profitability

Atlanta, Georgia, TRANSCEND SERVICES, INC. (TRCR/Nasdaq SmallCap) today announced its results for the three and nine months ended September 30, 2003.

For the three months ended September 30, 2003, Transcend reported revenue of $3.8 million, which represents a 26% increase over the comparable prior year quarter. Gross profit as a percentage of revenue increased to 32% this quarter compared to 25% in the third quarter of 2002. Net income attributable to common stockholders was $280,000, or $0.04 per share. For the comparable prior year period, the net loss attributable to common stockholders was $224,000, or a loss of $0.05 per share.

Tom Binion, Chief Operating Officer, commented on the results of operations: “New account sales are driving the profitability of our recurring revenue model business. After installing seven new accounts in the fourth quarter of 2002 and twenty-five new accounts in the first half of 2003, we installed eight additional new accounts during the third quarter of 2003. Also during the third quarter, we signed contracts to install three more new accounts during the fourth quarter of 2003. To capitalize on our sales momentum, we are expanding our sales force and increasing our marketing efforts. While all of our executive officers are involved in the sales process, we now have five sales professionals focused on sales along with our VP of Sales & Marketing. We have the infrastructure to handle more revenue growth with significantly less than a proportional increase in direct costs and operating expenses.”

As previously announced, the Company converted most of its outstanding preferred stock into 2,860,000 shares of unregistered common stock on June 25, 2003 and redeemed the remainder of its outstanding preferred stock for $600,000 cash on July 1, 2003 and two short-term promissory notes of $100,000 each due on January 1 and April 1, 2004, respectively, in actions approved by its stockholders during the second quarter of 2003. A Registration Statement on Form S-3 related to the potential resale of these and certain other unregistered shares of common stock aggregating 2,903,422 shares held by certain shareholders of the Company was declared effective by the Securities and Exchange Commission on October 1, 2003. The Company will not receive any proceeds from the sale of the shares by the selling shareholders.

Cash totaled $430,000 as of September 30, 2003, which represents decreases of $352,000 and $530,000 since December 31, 2002 and June 30, 2003, respectively, due primarily to cash expended for the preferred stock redemption and the process of registering the converted shares of preferred stock with the Securities and Exchange Commission during the third quarter of 2003. As of September 30, 2003, Transcend had short-term debt of $200,000 related to the preferred stock redemption, no long-term debt and an unused $1.5 million line of credit. The number of shares of common stock outstanding increased from 4,413,143 as of December 31, 2002 to 7,316,565 as of September 30, 2003 due primarily to the preferred stock conversion. Stockholders’ equity decreased from $2,421,000 million as of December 31, 2002 to $2,109,000 as of September 30, 2003 due primarily to the net effect of the preferred stock redemption offset somewhat by profitable operations.

Larry Gerdes, President and Chief Executive Officer, added comments regarding the Company’s financial condition, operations and its strategic position: “The redemption and conversion of our preferred stock not only simplifies our capital structure, but also enhances our net income attributable to common stockholders and cash flow by eliminating preferred stock dividends. We believe that the additional shares of registered common stock outstanding should improve the liquidity of our thinly traded common stock for our stockholders. I am pleased with our operating results and excited about the potential for improved results due to sales momentum, production capacity and technological initiatives, such as voice recognition. We believe that we are well positioned operationally, technologically and financially for continued growth.”

For the nine months ended September 30, 2003, Transcend reported revenue of $10.6 million, which represents a 20% increase over the comparable prior year period. Comparing the first nine months of 2002 to 2003, gross profit as a percentage of revenue increased from 25% to 32%. Net income attributable to common stockholders was $490,000, or $0.09 per share, for the nine months ended September 30, 2003. For the comparable prior year period, net income attributable to common stockholders was $251,000, or $0.06 per share, which was comprised of (i) a loss from continuing operations after dividends on preferred stock, but before a gain on sale of assets, of $596,000, or a loss of $0.13 per share; (ii) a reported gain on sale of assets; and (iii) a loss from discontinued operations. The reported gain on sale of assets of $956,000, or $0.21 per share, in the nine months ended September 30, 2002 related to the sale of select assets and the operations of Cascade Health Information Software, Inc. (“Cascade”), a wholly owned subsidiary of Transcend. The loss from Cascade’s discontinued operations was $109,000, or a loss of $0.02 per share, for the five months ended May 31, 2002, which was the date of Cascade’s sale.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription services encompass everything needed to securely receive, type, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing and custom data-center creation packages.

For more information, visit http://www.transcendservices.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, changes in pricing policies, delays in contract start dates, lower-than-expected demand for Transcend’s solutions, business conditions in the integrated healthcare delivery network market, general economic conditions and the risk factors detailed from time to time in Transcend’s periodic reports and registration statements filed with the Securities and Exchange Commission.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Amounts in Thousands, Except Per Share Amounts

	Three Months Ended		Nine Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02
Revenue	$3,754	$2,988	$10,628	$8,890
Direct costs	2,557	2,250	7,249	6,655

Gross profit	1,197	738	3,379	2,235

Gross profit as a percentage of revenue	32%	25%	32%	25%
Operating expenses:
Marketing and sales	212	126	620	326
Research and development	122	93	345	263
General and administrative	579	619	1,740	1,882

Total operating expenses	913	838	2,705	2,471

Operating income (loss)	284	(100)	674	(236)
Operating income (loss) as a percentage of revenue	8%	-3%	6%	-3%
Gain (loss) on sale of assets	—	(6)	—	956
Interest income (expense), net	(4)	2	(4)	—

Income (loss) from continuing operations	280	(104)	670	720
Loss from discontinued operations	—	—	—	(109)

Net income (loss)	280	(104)	670	611
Dividends on preferred stock	—	(120)	(180)	(360)

Net income (loss) attributable to common stockholders	$280	$(224)	$490	$251

Basic income (loss) per share:
From continuing operations before gain (loss) on sale of assets	$0.04	$(0.05)	$0.09	($0.13)
From gain on sale of assets	0.00	(0.00)	0.00	0.21
From discontinued operations	0.00	0.00	0.00	(0.02)

Net income (loss) per share attributable to common stockholders	$0.04	$(0.05)	$0.09	$0.06

Weighted average shares outstanding (for basic EPS)	7,317	4,513	5,463	4,513

Diluted income (loss) per share:
From continuing operations before gain (loss) on sale of assets	$0.04	$(0.05)	$0.09	($0.13)
From gain on sale of assets	0.00	(0.00)	0.00	0.21
From discontinued operations	0.00	0.00	0.00	(0.02)

Net income (loss) per share attributable to common stockholders	$0.04	$(0.05)	$0.09	$0.06

Weighted average shares outstanding (for diluted EPS)	7,523	4,513	5,618	4,526

TRANSCEND SERVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

SEPTEMBER 30, 2003 and DECEMBER 31, 2002

Amounts in Thousands

	September 30, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$430	$782
Accounts receivable, net	1,084	947
Other current assets	313	101
Property and equipment, net	1,240	1,316
Other assets	47	69

Total assets	$3,114	$3,215

LIABILITIES & STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$805	$794
Short-term debt	200	—
Stockholders’ equity	2,109	2,421

Total liabilities and stockholders’ equity	$3,114	$3,215